Exhibit 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR ANNOUNCES CONTINUED PROGRESS ON ITS

REVITALIZATION PLAN AS WELL AS SECOND QUARTER 2007

FINANCIAL RESULTS

•	Cathy Taylor assumes role as Company’s CEO

•	Balance sheet strengthened by sale of Royal Robbins division

•	Altama awarded $100 million DoD contract

•	Management focused on remaining core brands

Carlsbad, California, August 13, 2007 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear and accessories company, announced today continued progress on its revitalization plan as well as the consolidated results for its second quarter and six months ended June 30, 2007.

“The past several months have been particularly productive as we accomplished several important objectives necessary to build our foundation for the future,” commented Jim Riedman, Phoenix Footwear’s Chairman. “Cathy Taylor has quickly transitioned into her new role as CEO and is already having a significant impact at the Company.”

Cathy Taylor, Phoenix Footwear’s Chief Executive Officer, added, “Over the last several months, we have been conducting an assessment of each of our brands and functional areas. Although we are only part way through this assessment, I am pleased with a number of initial findings. While we are disappointed in our financial performance for the current quarter, based on my experience in this industry, I have confidence in our ability to make some short-term gains for the remainder of 2007 and, more importantly, provide a strong foundation for substantial improvement in 2008. We expect to finish our assessment and complete the framework for our revitalization plan by the end of the third quarter.”

Ms. Taylor continued, “We do believe recent events are steps in the right direction. Specifically, we successfully closed the sale of our Royal Robbins division and paid down a significant portion of our long-term debt, providing us with a stronger balance sheet which will allow us to pursue our growth initiatives and strengthen our remaining brands. Our Altama unit secured a new five year contract from the Department of Defense (DoD) which solidifies this division’s outlook. Additionally, our Tommy Bahama Footwear brand participated in Nordstrom’s corporate-wide product style-out which we believe will result in an all region penetration with significant increases in our pattern and door penetration. While we do not expect Tommy Bahama to make up all the ground it lost in the first half of the year, we do believe this important increase in product and door penetration will result in double-digit year-over-year growth for the remainder of fiscal 2007, solid gross margins and positive earnings in the fourth quarter.

We also expect to generate positive growth from most of our remaining brands for the second half of the year.”

Ms. Taylor concluded, “As we ramp our Altama operations back up without the benefit of shipments until very late in the third quarter, we expect to experience pressure on our consolidated gross margins during the current quarter. We anticipate, however, that we will be free of that burden as we enter the final quarter of fiscal 2007.”

Financial Results

Net sales from continuing operations for the second quarter of fiscal 2007 decreased 11.3% to $25.2 million, compared to $28.4 million for the second quarter of fiscal 2006. The decline was primarily driven by a 47.7% decrease in Tommy Bahama Footwear, and a 17.8% decrease in Altama. The net sales decrease was partially offset by a 14.9% increase in Trotters.

For the second quarter of fiscal 2007, the Company reported net loss of $929,000, or $0.12 per share, on 8.0 million weighted-average shares outstanding. Net loss for the second quarter of fiscal 2007 included a net loss of $149,000 from the discontinued operations of the Royal Robbins brand. For the second quarter of fiscal 2006, the Company reported a net loss of $342,000, or $0.04 per share, on 7.9 million weighted-average shares outstanding. Net loss for the second quarter of fiscal 2006 included a net loss of $169,000, or $0.02 per share, from the discontinued operations of the Royal Robbins brand.

On July 2, 2007, Phoenix Footwear sold all of the outstanding capital stock of its wholly-owned subsidiary, Royal Robbins along with related assets of PXG Canada, to Kellwood Company. The net proceeds from the sale were applied to reduce the Company’s bank debt.

Due to the sale, the results of the Royal Robbins business, previously included in the footwear and apparel segment, have been segregated from continuing operations and reported as discontinued operations in the Consolidated Condensed Statements of Operations for the three and six month periods ended June 30, 2007 and July 1, 2006. Interest expense incurred on the debt that was required to be repaid as a result of the sale was allocated to discontinued operations for these periods. The gain from this transaction, which on a pre-tax basis was approximately $23 million, will be included in the third quarter of 2007 financial results.

Gross margin from continuing operations for the second quarter of fiscal 2007 was 30.0%, compared to 35.2% for the second quarter of fiscal 2006. The decrease in gross margin is primarily related to our Tommy Bahama Footwear division, higher manufacturing costs associated with lower production volumes at the Company’s Altama division and additional sourcing and logistic costs incurred during the period in connection with the Company’s product sourcing transition from Brazil to China.

Operating costs from continuing operations were $8.9 million for the quarter, compared to $9.6 million for the second quarter of fiscal 2006. Operating costs from continuing operations for the second quarter of fiscal 2006 include a severance charge of $829,000 associated with the departure of the Company’s prior CEO. Operating expenses from continuing operations as a percentage of net sales were 35.3% in the second quarter of fiscal 2007, compared to 33.8% in the second quarter of fiscal 2006. This percentage increase is a result of costs being expensed against a lower level of sales.

As of June 30, 2007 the Company failed to meet its financial covenants with its bank. Since that date however, the Company’s term loan indebtedness has been repaid in full and the Company is having ongoing discussions with its bank about a replacement facility consistent with the Company’s reduced funding needs. There is no assurance, when or if, an amended or new facility will be provided by the bank.

For the six months ended June 30, 2007, net sales from continuing operations were $57.6 million, compared to $57.5 million for the comparable prior-year period. During the period the Company’s military boot, accessories, and footwear and apparel segments grew, while its premium footwear segment experienced a decline.

Net loss for the six months ended June 30, 2007 was $515,000, or $0.06 per diluted share, and included net income of $774,000, or $0.10 per diluted share, from discontinued operations related to the Royal Robbins business unit. For the six months ended July 1, 2006, the Company reported net income of $2.7 million, or $0.33 per diluted share. Included in the 2006 six-month period was net income of $1.1 million, or $0.13 per diluted share, from discontinued operations related to the Royal Robbins business unit. Additionally, the six month period ended July 1, 2006 includes a net one-time gain associated with the Altama purchase price adjustment of $1.5 million partially offset by the severance charge discussed earlier. Weighted-average shares outstanding for the two periods were 8.0 million and 8.3 million, respectively.

Balance Sheet

As of June 30, 2007, Phoenix Footwear’s cash and cash equivalents totaled $1.1 million. Additionally, the Company had $51.2 million in bank debt, including its outstanding line of credit. As of June 30, 2007 the Company’s had a working capital deficit of $8.5 million. On July 2, 2007 the Company closed it divestiture of Royal Robbins resulting in the repayment of much of the Company’s outstanding debt. As of July 28, 2007 the Company’s total bank indebtedness amounted to $14.1 million.

Second Quarter 2007 Conference Call

Phoenix Footwear will host a conference call to discuss the second quarter 2007 results today at 5:00 p.m. Eastern Time. To participate in the conference call, investors should dial 888-802-2266 ten minutes prior to the scheduled start time. International callers should dial 913-312-1270. For those unable to participate in the live call, a replay will be available beginning at 8:00 p.m. Eastern Time today, through August 20, 2007, at midnight Eastern Time. To access the replay, dial 888-203-1112

(passcode: 5010423).

International callers should dial 719-457-0820 and use the same passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, and other accessories. The Company’s moderate-to-premium priced brands include the Tommy Bahama Footwear®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear and 750 styles of personal accessories primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding expected financial performance and improvements, statements regarding the expected benefits of current and future contracts and orders, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring, “ or similar expressions. Investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s ability to attract and retain new senior management personnel; the Company’s ability to obtain waivers and amendments to its defaulted secured credit arrangement and the attendant risk of increased costs or stockholder dilution from refinancing the defaulted debt or foreclosure on the Company’s assets if a waiver/amendment is not obtained or the debt is not refinanced; the risk that the Company will not be able to continue as a going concern; the failure to obtain future DoD boot solicitations or be awarded the DoD contract for military boots; risks associated with future acquisitions, including potential dilution and integration issues, risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of the Company’s U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; adverse changes in U.S. government spending priorities; the concentration of the Company’s sales to a relatively small group of customers; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; the Company’s ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in the Company’s manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ownership percentage as the result of the exercise of outstanding stock options or deferred stock awards; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under its employee retirement plan and deferred stock awards; and, the control over the Company by a principal stockholder. Although the Company believes that the assumptions underlying the forward- looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements included in this press release are based on the Company’s current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statements.

Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	ICR, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or
apooley@icrinc.com

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Phoenix Footwear Group, Inc.

Consolidated Condensed Statement of Operations

(In thousands)

	For the Quarter Ended (Unaudited)				For the Six Months Ended (Unaudited)
	June 30 2007		July 1 2006		June 30 2007		July 1 2006
Net sales	$25,169	100.0%	$28,373	100.0%	$57,563	100.0%	$57,539	100.0%
Cost of goods sold	17,618	70.0%	18,391	64.8%	39,898	69.3%	37,632	65.4%

Gross profit	7,551	30.0%	9,982	35.2%	17,665	30.7%	19,907	34.6%
Operating expenses:
Selling and administrative expenses	8,467	33.6%	8,291	29.2%	18,093	31.4%	16,538	28.7%
Non cash 401k stock grant compensation	134	0.5%	161	0.6%	267	0.5%	323	0.6%
Amortization	279	1.1%	323	1.1%	556	1.0%	650	1.1%
Other expense, net	—	—%	829	2.9%	6	—%	(565)	—%

Total operating expenses	8,880	35.3%	9,604	33.8%	18,922	32.9%	16,946	29.5%

(Loss) Income from operations	(1,329)	-5.3%	378	1.3%	(1,257)	-2.2%	2,961	5.1%
Interest expense	602		649		1,220		1,244

(Loss) Income before income taxes and discontinued operations	(1,931)	-7.7%	(271)	-1.0%	(2,477)	-4.3%	1,717	3.0%
Income tax (benefit) expense	(1,151)		(98)		(1,188)		104

(Loss) Income before discontinued operations	(780)	-3.1%	(173)	-0.6%	(1,289)	-2.2%	1,613	2.8%
(Loss) Income from discontinued operations, net of tax	(149)	-0.6%	(169)	-0.6%	774	1.3%	1,075	1.9%

Net (loss) income	$(929)	-3.7%	$(342)	-1.2%	$(515)	-0.9%	$2,688	4.7%

(Loss) earnings per common share:
Basic
Continuing operations	$(0.10)		$(0.02)		$(0.16)		$0.20
Discontinued operations	(0.02)		(0.02)		0.10		0.14

Net (loss) earnings	$(0.12)		$(0.04)		$(0.06)		$0.34

Diluted
Continuing operations	$(0.10)		$(0.02)		$(0.16)		$0.20
Discontinued operations	(0.02)		(0.02)		0.10		0.13

Net (loss) earnings	$(0.12)		$(0.04)		$(0.06)		$0.33

Weighted-average shares outstanding:
Basic	8,044,871		7,911,531		8,016,207		7,893,543
Diluted	8,044,871		7,911,531		8,016,207		8,265,321

Phoenix Footwear Group, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	As of June 30, 2007	As of December 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash	$1,053	$845
Accounts receivable, net	17,080	17,573
Inventories, net	24,284	28,057
Income taxes receivable	2,865	2,503
Other current assets	4,717	4,013
Current assets of discontinued operations	8,563	7,490

Total current assets	58,562	60,481
Property, plant & equipment, net	3,777	4,084
Goodwill & unamortizable intangibles	25,859	25,851
Intangible assets, net	7,963	8,519
Other assets	50	50
Long-term assets of discontinued operations	8,359	8,447

	$104,570	$107,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,929	$7,278
Accrued expenses	4,521	5,582
Notes payable - current	51,166	53,966
Other liabilities	1,280	1,136
Liabilities of discontinued operations	3,208	2,048

Total current liabilities	67,104	70,010
Notes payable, non-current	—	—
Other long term liabilities	1,381	1,419
Deferred income tax	4,159	4,159

Total liabilities	72,644	75,588
Stockholders’ equity	31,926	31,844

	$104,570	$107,432